Filed Pursuant to Rule 433

Registration No. 333-236366

FINAL TERM SHEET

Philip Morris International Inc.

Dated April 29, 2020

1.125% Notes due 2023

1.500% Notes due 2025

2.100% Notes due 2030

Issuer:	Philip Morris International Inc.

Offering Format:	SEC Registered

Security:	1.125% Notes due 2023 (the “2023 Notes”) 1.500% Notes due 2025 (the “2025 Notes”) 2.100% Notes due 2030 (the “2030 Notes”)

Aggregate Principal Amount:	2023 Notes: $750,000,000 2025 Notes: $750,000,000 2030 Notes: $750,000,000

Maturity Date:	2023 Notes: May 1, 2023 2025 Notes: May 1, 2025 2030 Notes: May 1, 2030

Coupon:	2023 Notes: 1.125% 2025 Notes: 1.500% 2030 Notes: 2.100%

Interest Payment Dates:

2023 Notes: Semi-annually on each May 1 and November 1, commencing November 1, 2020

2025 Notes: Semi-annually on each May 1 and November 1, commencing November 1, 2020

2030 Notes: Semi-annually on each May 1 and November 1, commencing November 1, 2020

Record Dates:	2023 Notes: April 15 and October 15 2025 Notes: April 15 and October 15 2030 Notes: April 15 and October 15

Price to Public:	2023 Notes: 99.665% of principal amount 2025 Notes: 99.512% of principal amount 2030 Notes: 99.383% of principal amount

Underwriting Discount:	2023 Notes: 0.200% of principal amount 2025 Notes: 0.300% of principal amount 2030 Notes: 0.450% of principal amount

Net Proceeds:	2023 Notes: $745,987,500 (before expenses) 2025 Notes: $744,090,000 (before expenses) 2030 Notes: $741,997,500 (before expenses)

Benchmark Treasury:	2023 Notes: 0.250% due April 15, 2023 2025 Notes: 0.500% due March 31, 2025 2030 Notes: 1.500% due February 15, 2030

Benchmark Treasury Price/Yield:	2023 Notes: 100-01 / 0.239% 2025 Notes: 100-23 / 0.352% 2030 Notes: 108-11+ / 0.619%

Spread to Benchmark Treasury:	2023 Notes: +100 basis points 2025 Notes: +125 basis points 2030 Notes: +155 basis points

Yield to Maturity:	2023 Notes: 1.239% 2025 Notes: 1.602% 2030 Notes: 2.169%

Optional Redemption:

2023 Notes: Make-whole redemption at Treasury plus 15 bps at any time

2025 Notes:

Prior to April 1, 2025: Make-whole redemption at Treasury plus 20 bps

On or after April 1, 2025: Redemption at par

2030 Notes:

Prior to February 1, 2030: Make-whole redemption at Treasury plus 25 bps

On or after February 1, 2030: Redemption at par

Settlement Date (T+2):	May 1, 2020

CUSIP/ISIN:	2023 Notes: CUSIP Number: 718172 CQ0 ISIN Number: US718172CQ07 2025 Notes: CUSIP Number: 718172 CN7 ISIN Number: US718172CN75 2030 Notes: CUSIP Number: 718172 CP2 ISIN Number: US718172CP24

Listing:	None

Joint Book-Running Managers:	Banca IMI S.p.A. BBVA Securities Inc. Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Goldman Sachs & Co. LLC Mizuho Securities USA LLC SMBC Nikko Securities America, Inc.

Co-Managers:	BofA Securities, Inc. Commerz Markets LLC UBS Securities LLC

Allocations:	2023 Notes	2025 Notes	2030 Notes
Banca IMI S.p.A.	$97,500,000	$97,500,000	$97,500,000
BBVA Securities Inc.	$97,500,000	$97,500,000	$97,500,000
Citigroup Global Markets Inc.	$97,500,000	$97,500,000	$97,500,000
Deutsche Bank Securities Inc.	$97,500,000	$97,500,000	$97,500,000
Goldman Sachs & Co. LLC	$97,500,000	$97,500,000	$97,500,000
Mizuho Securities USA LLC	$97,500,000	$97,500,000	$97,500,000
SMBC Nikko Securities America, Inc.	$97,500,000	$97,500,000	$97,500,000
BofA Securities, Inc.	$22,500,000	$22,500,000	$22,500,000
Commerz Markets LLC	$22,500,000	$22,500,000	$22,500,000
UBS Securities LLC	$22,500,000	$22,500,000	$22,500,000
Total	$750,000,000	$750,000,000	$750,000,000

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banca IMI S.p.A. toll free at 1-800-477-9296, BBVA Securities Inc. toll free at 1-800-266-7277, Citigroup Global Markets Inc. toll free at 1-800-831-9146, Deutsche Bank Securities Inc. toll free at 1-800-503-4611, Goldman Sachs & Co. LLC toll free at 1-866-471-2526, Mizuho Securities USA LLC toll free at 1-866-271-7403, and SMBC Nikko Securities America, Inc. toll free at 1-888-868-6856.